2005 Stock Unit Award

Exhibit 10d

September 14, 2005

2005 Stock Unit Award for:

[Name of Director]

Grant Date:	April 27, 2005
Stock Units Awarded:	1,000

This notice confirms the grant of 1,000 stock units by the Company on April 27, 2005.

This grant of stock units awarded to you will vest on April 27, 2006 and is granted under and is subject to the terms and conditions specified in the West Pharmaceutical Services, Inc. 2004 Stock-Based Compensation Plan. This grant is also subject to the terms and conditions of the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended, and the accompanying grant documentation.

Enclosed with this award letter is an information packet that contains a Summary of Key Terms and a Participant Information Statement, which you should read carefully.

The Participant Information Statement, which contains additional information about the Plan, including the U.S. federal tax consequences of awards based on the state of the law at the time of the grant. We strongly suggest that you consult a qualified financial or tax advisor.

Very truly yours,

John R. Gailey III
Secretary

JRG/kmt

Enclosures

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2005 Stock Unit Award

Summary of Key Terms (Excerpted from Participant Information Statement) for

Director Stock Unit Awards

1.

Credit of Stock Units. All Stock Units will be credited to your account under the Company’s Non-Qualified Deferred Compensation Plan for Outside Directors, as amended (the “Deferred Compensation Plan”) and will be “Stock Units” for all purposes under the Deferred Compensation Plan.

2.

Credit of Earnings. Each calendar quarter, the Company will credit to your account an additional number of Stock Units. The number to be credited is determined by dividing the dividends paid in respect of the number of shares of common stock equal to the Stock Units held in your account by the fair market value of the common stock on the last business day of the previous calendar quarter.

3.

Adjustments. The value and attributes of each Stock Unit held in your account will be appropriately adjusted consistent with any change in the Company’s common stock, including a change resulting from a stock dividend, recapitalization, reorganization, merger, consolidation, split-up, or combination or exchange of shares.

4.

Payment Upon Termination. In the event of a termination of service as a director, the balance in your account will be distributed in accordance with the terms of the Deferred Compensation Plan. The amount of the distribution will be determined by reference to the fair market value of West common stock on the termination date.4.

5.

Incorporation of Plans. This Award is subject to the applicable terms and conditions of the West Pharmaceutical Services, Inc. 2004 Stock-Based Compensation Plan and the Company’s Deferred Compensation Plan, each of which is incorporated herein by reference, and in the event of any contradiction, distinction or differences between this summary and the terms of the plan documents, the plan documents will control.